UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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U.S.B. Holding Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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U.S.B. HOLDING CO., INC.
100 Dutch Hill Road
Orangeburg, New York 10962

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

____________________

To be held on May 24, 2006

To the Stockholders of U.S.B. Holding Co., Inc.:

     At the direction of the Board of Directors of U.S.B. Holding Co., Inc. (the “Company”), a Delaware corporation, NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of the Company will be held at the Holiday Inn, 3 Executive Boulevard, Suffern, New York 10901 on May 24, 2006 at 10:00 a.m. (local time), for the purpose of considering and voting upon the following matters:

1. The election of three Directors, constituting Class III members of the Board of Directors, to a three-year term of office.

     2. The ratification of the appointment by the Audit Committee of the Board of Directors of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for the audit of the Company’s consolidated financial statements for the year ending December 31, 2006.

3. Any other business that may be properly brought before the meeting or any adjournment or postponement thereof.

     All holders of record of shares of the common stock of the Company at the close of business on April 17, 2006 are entitled to notice of and to vote at the meeting and any postponements or adjournments of the meeting. A list of stockholders entitled to vote at the meeting will be available at the meeting and at the Company’s executive offices, 100 Dutch Hill Road, Orangeburg, New York 10962, for a period of ten days prior to the meeting.

By order of the Board of Directors

Raymond J. Crotty President, Chief Operating Officer, and Secretary

April 28, 2006

     YOU ARE REQUESTED TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE, OR IF YOU PREFER, VOTE BY USING THE TELEPHONE OR THE INTERNET, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

U.S.B. HOLDING CO., INC.
100 Dutch Hill Road
Orangeburg, New York 10962

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 24, 2006

     This Proxy Statement and the accompanying form of proxy are being sent to the stockholders of U.S.B. Holding Co., Inc. (the “Company”), a Delaware corporation, in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (local time) on Wednesday, May 24, 2006 at the Holiday Inn, 3 Executive Boulevard, Suffern, New York 10901 (the “Meeting”), and at any adjournments or postponements thereof. The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the accompanying form of proxy are being mailed to the stockholders on or about April 28, 2006. The Annual Report of the Company for the year 2005 is furnished to stockholders with this Proxy Statement.

     At the Meeting, three Class III Directors will be elected to the Board of Directors to serve for a three-year term (until the 2009 Annual Meeting of Stockholders), with each Director to hold office until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Stockholders will also vote to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

VOTING RIGHTS AND PROXIES

     The Board of Directors has fixed the close of business on April 17, 2006, as the record date for determination of stockholders entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were outstanding and entitled to vote 21,753,733 shares of common stock, $0.01 par value per share (“Common Stock”), which is the Company’s only authorized and outstanding class of stock entitled to vote at the Meeting.

     A majority of the outstanding shares of Common Stock is required to be represented at the Meeting, in person or by proxy, to constitute a quorum. Each outstanding share of Common Stock is entitled to one vote. There will be no cumulative voting of shares for any matter voted upon at the Meeting. Directors are elected by a plurality of the votes cast by the holders of Common Stock present at the Meeting, in person or by proxy, and entitled to vote thereon. Ratification of the Audit Committee’s appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote thereon. Shares of Common Stock as to which the “ABSTAIN” box has been selected on the proxy card with respect to the ratification of the independent registered public accounting firm will be counted as present at the Meeting and entitled to vote thereon and will have the effect of a vote against such ratification. In contrast, shares of Common Stock underlying broker non-votes and shares for which a proxy card is not returned will not be counted as present at the Meeting and entitled to vote thereon and will have no effect on the vote on that proposal.

     You may vote your shares by using the Internet, by telephone, or by mail, as described below:

     (i) By Internet. Vote at the Internet address shown on the enclosed form of proxy. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Tuesday, May 23, 2006. Once you are into the Internet voting system, you can record and confirm (or change) your voting instructions.

     (ii) By telephone. Use the toll free telephone number shown on the enclosed form of proxy. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m., Eastern Time, on Tuesday, May 23, 2006. Once you are into the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

     (iii) By mail. Mark, sign and date the enclosed form of proxy and return it in the enclosed postage-paid envelope. If the enclosed form of proxy is properly executed and returned to the Company prior to or at the Meeting and is not revoked prior to its exercise, all shares of Common Stock represented thereby will be voted at the Meeting and, where instructions have been given by a stockholder, will be voted in accordance with such instructions. Properly executed but unmarked proxy cards will be voted FOR the election of the Board’s nominees as directors and FOR the ratification of the Audit Committee’s appointment of the independent registered public accounting firm.

     Alternatively, you may attend the Meeting and vote in person. If you are a stockholder whose shares are not registered in your own name, you will need an assignment of voting rights from the stockholder of record to vote personally at the Meeting.

     Any stockholder who executes a proxy has the power to revoke it at any time before it is voted. Revocation may be made effective by attending the Meeting and voting the shares of Common Stock in person or by delivering to the Secretary of the Company, at the principal offices of the Company or at the Meeting prior to the opening of the balloting at the Meeting, a written notice of revocation or a later-dated, properly executed proxy.

     The solicitation of proxies will be by mail, but proxies also may be solicited by telephone, telegram or in person by Directors, officers, and other employees of the Company or of Union State Bank (the “Bank”), the Company’s commercial banking subsidiary, but none of such persons will receive any compensation for their solicitation activities in addition to their regular compensation. At the present time, the Company has not retained a firm to assist in the solicitation of proxies, but reserves the right to do so in the event the Board of Directors shall deem such retention appropriate. Should the Company, in order to solicit proxies, request the assistance of other financial institutions, brokerage houses or other custodians, nominees or fiduciaries, the Company will reimburse such persons for their reasonable expenses in forwarding proxy materials to stockholders and obtaining their proxies. The Company will bear all costs of soliciting proxies.

     Participants in the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (with 401K Provisions) (“KSOP”) have the right to direct the voting of the Common Stock held in their plan accounts but do not have the right to vote those shares personally at the Meeting. Such participants will receive a separate proxy statement and proxy card in connection with the shares held in their plan accounts. In addition to taking actions to vote any other shares held by such participants, they will need to return the proxy card relating to the shares held in their plan accounts, or vote such shares by using the telephone or Internet, because actions taken to vote their other shares will not affect the voting of the shares held in their plan accounts, nor will actions taken with respect to the shares held in their plan accounts affect the voting of any other shares held by such participants.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

     The following information is furnished with respect to each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of March 31, 2006:

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership*	Percent of Class

Thomas E. Hales (a)
66 Brookwood Drive
Briarcliff Manor, NY 10510	4,403,336	18.94

Howard V. Ruderman (b)
6 Aspen Court
Pomona, NY 10970	1,277,247	5.82

Harald R. Torsoe (c)
4 Bridgitte Court
Suffern, NY 10901	1,470,112	6.76

Kenneth J. Torsoe (d)
70 West Gate Road
Suffern, NY 10901	2,251,311	10.30

U.S.B. Holding Co., Inc.
Employee Stock Ownership Plan
(With 401(k) Provisions) (e)
100 Dutch Hill Road
Orangeburg, NY 10962	1,737,004	7.98

______________________

*	The table shows all shares as to which each named beneficial owner possessed sole or shared voting or investment power as of the specified date, including shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership of such shares has been disclaimed by the named individual. Unless otherwise indicated, the named beneficial owner was the sole and exclusive owner of all listed shares as of the specified date.

(a)	Includes 645,911 shares owned by Mr. Hales jointly with his wife, 199,711 shares owned by his wife, 181,768 shares held by the Hales Family Foundation, Inc., 190,719 shares held by the Hales Family LLC, 1,497,353 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2006, and 321,694 shares allocated to Mr. Hales under the KSOP.

(b)	Includes 115,107 shares owned by Mr. Ruderman’s wife and 199,320 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2006.

(c)	Includes 34,343 shares owned by Harald R. Torsoe’s wife.

(d)	Includes 99,660 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2006.

(e)	The KSOP is an employee stock ownership plan under the Employee Retirement Income Security Act of 1974, as amended, or ERISA. The KSOP provides for individual accounts for the accrued benefits of participating employees of the Company and the Bank and their beneficiaries and is administered by a committee. The assets of the KSOP are held in trust by Kevin J. Plunkett, Thomas M. Buonaiuto, Catherine Martini, Suzanne Asaro, William O’Neil, and Michael A. Tedesco (the “Trustees”). As of March 31, 2006, the Trustees held 1,737,004 shares on behalf of the KSOP, all of which were allocated to the accounts of individual participants. The Trustees are fiduciaries of the KSOP for the purpose of determining how to vote and whether to tender the KSOP’s shares of Common Stock. For voting and tendering purposes, each participant as a “named fiduciary” will be eligible to direct the Trustees how to vote and whether to tender as to the number of shares of Common Stock that have been allocated to his or her account under the KSOP. Any shares that are attributable to employer contributions under the KSOP and which are unallocated shares, as well as any allocated shares with respect to which no voting or tendering instructions have been received, will be voted and tendered by the Trustees in their discretion. Under the KSOP, the Trustees have the sole power to dispose of shares of Common Stock owned by the KSOP that are attributable to employer contributions other than matching contributions. The KSOP requires such contributions to be invested “primarily” in Common Stock. Subject to that requirement, the Trustees may select alternative investments. As of March 31, 2006, approximately 717,606 shares of Common Stock owned by the KSOP were attributable to non-matching employer contributions and the Trustees had sole power to dispose of such shares. Contributions by employees under the KSOP, together with matching contributions by the employer, are invested either in Common Stock or in a fund consisting of other securities, as each participant directs, subject to the consent of the Trustees. As of March 31, 2006, approximately 1,019,398 shares of Common Stock owned by the KSOP were attributable to employee contributions or matching employer contributions and the Trustees had shared power (with the respective participants) to dispose or direct the disposition of such shares.

ITEM 1: ELECTION OF DIRECTORS

     Three Directors, Mr. Thomas E. Hales, Mr. Raymond J. Crotty and Mr. Michael H. Fury, constituting Class III members of the Board of Directors, are proposed by the Nominating/Corporate Governance Committee of the Board and the Board of Directors to be elected to serve for a three-year term (until the 2009 Annual Meeting of Stockholders), with each to hold office until his successor shall have been duly elected and qualified, or until his earlier death, resignation or removal.

     The Company’s Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of Directors, as nearly equal in number as possible, with terms expiring in successive years. There are currently two Class I Directors with terms expiring in 2007, two Class II Directors with terms expiring in 2008 and three Class III Directors with terms expiring at the Meeting, making a total of seven Directors.

     All properly executed proxies that are timely received will be voted FOR the Board’s nominees for Director, unless contrary instructions are given. All nominees are presently Directors of the Company. Each nominee has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. If any nominee is unable to serve, the Board of Directors may designate a substitute nominee, in which event the proxies that would have been voted for the nominee not serving will be voted for the substitute nominee. The Board presently has no knowledge that any Board nominee will be unable to serve.

     The following information is furnished with respect to each of the Board’s nominees for Class III Directors and the Class I and Class II Directors continuing in office. The Board unanimously recommends a vote FOR each Class III Director nominee.

NOMINEES FOR DIRECTOR
CLASS III
(Terms Expiring in 2006)

Name, Age, Other Positions with the Company and the Bank and Principal Occupation for at least the Past Five Years, and any Directorships of Other Public Companies	Served as a Director of the Company Since

Raymond J. Crotty, 58	1996
President and Chief Operating Officer of the Company and the Bank (since July 2005); Senior Executive Vice President and Chief Credit Officer of the Company and the Bank (1997 to 2005); Secretary of the Company and the Bank (since 2004); Assistant Secretary of the Company and the Bank (1995 to 2004); Executive Vice President and Chief Credit Officer of the Company and the Bank (1995 to 1997); Senior Vice President and Chief Credit Officer of the Bank (1988 to 1992); Director of the Bank (since 1995).

Thomas E. Hales, 69	1982
Chairman of the Board and Chief Executive Officer of the Company (since 1982); Chairman of the Board of the Bank (since 1981); Chief Executive Officer of the Bank (since 1983); President of the Company and the Bank (1984 to 2005); Director of the Bank (since 1981).

Michael H. Fury, 79	1982
Attorney, Senior Partner of the law firm of Fury, Kennedy & Griffin (since 1955); Secretary of the Company (1982 to 2004); Secretary of the Bank (1982 to 2004); General Counsel of the Company (1982 to 1998) and the Bank (1969 to 1998); Director of the Bank (since 1969).

DIRECTORS CONTINUING IN OFFICE
CLASS I
(Terms Expiring in 2007)

Name, Age, Other Positions with the Company and the Bank and Principal Occupation for at least the Past Five Years, and any Directorships of Other Public Companies	Served as a Director of the Company Since

Howard V. Ruderman, 78	1982
Retired - President, Mohegan Electric Supply Co., NY (1973 to 1997); Director of the Bank (since 1969).

Edward T. Lutz, 59	1999
President and CEO, Lutz Advisors, Inc. (since 2001); Principal, Tucker Anthony (1999 to 2001); Senior Vice President, Capital Resources, Inc. (1996 to 1999); Senior Vice President, Lyons Zomback & Ostrowski, Inc./Advest, Inc. (1988-1996); Regional Director FDIC - New York (1984 to 1988); Director of the Bank (since 1999). Also a Director of Hemagen Diagnostics, Inc., a public company that trades on The NASDAQ Stock Market under the symbol “;HMGN,” and of which Mr. Hales’ son is the CEO and a significant stockholder, and Mr. Hales is also a stockholder and an investor.

DIRECTORS CONTINUING IN OFFICE
CLASS II
(Terms Expiring in 2008)

Name, Age, Other Positions with the Company and the Bank and Principal Occupation for at least the Past Five Years, and any Directorships of Other Public Companies	Served as a Director of the Company Since

Kevin J. Plunkett, 56	1998
Attorney, Partner of the law firm of Thacher Proffitt & Wood LLP (since 2000), and Member and Shareholder of the law firm of Plunkett & Jaffe, P.C., (1979 to 2000); Director of the Bank (since 1998).

Kenneth J. Torsoe, 70	1982
President, Torsoe Brothers Construction Corp.; Partner, Normandy Village Company; Partner, Normandy Village Apts., Nanuet, NY (since 1964); Director of the Bank (since 1981).

Executive Officers

     As of December 31, 2005, the executive officers of the Company were Messrs. Hales, Crotty, and Sabatini. Messrs. Hales and Crotty are described above. Mr. Sabatini retired as an officer of the Company and the Bank effective as of January 6, 2006. Mr. Thomas M. Buonaiuto was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank as of January 4, 2006. In addition, at its meeting on February 17, 2006, the Board designated Diane M. O’Connor, Executive Vice President and Senior Operations Officer, Francis X. Sansone, Executive Vice President and Chief Credit Officer, Lawrence D. Stewart, Executive Vice President and Chief Lending Officer, as executive officers of the Company effective from the date of designation. Information regarding Messrs. Buonaiuto, Sansone, and Stewart and Ms. O’Connor is set forth below.

Name, Age, Other Positions with the Company and the Bank and Principal Occupation for at least the Past Five Years, and any Directorships of Other Public Companies

Thomas M. Buonaiuto, 40
Executive Vice President and Chief Financial Officer of the Company and the Bank (since January 2006); Executive Vice President and Chief Financial Officer of Long Island Commercial Bank (1999 – 2005).

Diane O’Connor, 59
Executive Vice President and Senior Operations Officer of the Company and the Bank (since 2004); Senior Vice President and Senior Operations Officer of the Bank (1998 – 2004); Vice President and Systems Manager of the Bank (1996 – 1998); Assistant Vice President and Systems Manager of the Bank (1989 – 1996); Data Center Manager of the Bank (1985 – 1989).

Francis X. Sansone, 58
Executive Vice President and Chief Credit Officer of the Company and the Bank (since October 2005); Senior Vice President and Credit Administration Manager of the Bank (1996 – 2005); Vice President and Commercial Loan Officer of the Bank (1994 – 1996).

Lawrence D. Stewart, 55
Executive Vice President and Chief Lending Officer of the Company and the Bank (since October 2005); Senior Vice President and Senior Commercial Loan Officer of the Bank (1997 – 2005); Vice President and Commercial Loan Regional Manager of the Bank (1992 – 1997).

Board Committees and Meetings

     The Board of Directors of the Company met 12 times during 2005. Each Director attended 75% or more of the Board of Directors meetings held during the period he was a Director. Each Director attended 75% or more of the meetings held during 2005 for each Company committee of which such Director is a member. The standing committees of the Board, each of which is guided by a Charter approved by the Board, are: (i) the Stock Option Committee, presently comprised of Messrs. Torsoe (Chairman), Fury, Lutz, and Plunkett; (ii) the Audit Committee (established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), presently comprised of Messrs. Lutz (Chairman), Ruderman, and Torsoe; (iii) the Compensation Committee, presently comprised of Messrs. Ruderman (Chairman), Lutz, and Torsoe; and (iv) the Nominating/Corporate Governance Committee, presently comprised of Messrs. Fury (Chairman), Lutz, Plunkett, and Torsoe. A copy of the Charter for each standing committee is available on the Company’s website at www.unionstate.com.

     The Stock Option Committee evaluates equity based compensation plans and the awarding of all equity based compensation to Directors and employees, including options to purchase common stock of the Company under the Company’s stock option plans. The Stock Option Committee met three times during 2005.

     The Audit Committee of the Company functions in a similar manner as that described below for the Bank’s Examining Committee, and also reviews and approves all of the Company’s external financial reporting and filings with the Securities and Exchange Commission (“SEC”). Also see the Audit Committee Report included elsewhere herein. The Audit Committee met 14 times during 2005.

     The Compensation Committee establishes and reviews the policies and standards for hiring executives, makes recommendations to the Company's Board concerning hiring, promotion, and compensation policy, and performs an annual performance evaluation of the CEO. The Compensation Committee met three times during 2005. Annually, the Compensation Committee evaluates compensation, including cash compensation, incentive bonus, and equity remuneration.

     The Nominating/Corporate Governance Committee solicits, evaluates, and makes recommendations to the Company's Board with respect to nominees for the Board of Directors, and also establishes and monitors policy regarding corporate governance matters. The Nominating/Corporate Governance Committee is guided by its Charter and by the Company’s Corporate Governance Principles and Practices, a copy of which is available on the Company’s website at www.unionstate.com. The Nominating/Corporate Governance Committee has also established a Director nomination process, which includes provisions for consideration of recommendations from stockholders. The Director nomination process is discussed in further detail elsewhere in this Proxy Statement. The Nominating/Corporate Governance Committee met two times during 2005.

     Each of the Directors of the Company is also a member of the Board of Directors of the Bank, which is the Company’s principal subsidiary. Among its standing committees, the Board of Directors of the Bank has an Executive Committee, an Examining Committee, and a Compensation Committee.

     The Executive Committee of the Bank’s Board of Directors has the authority to act in lieu of the Bank’s Board, but does not have authority to act on matters that are not within the ordinary course of business. The Executive Committee’s present members are Messrs. Torsoe (Chairman), Crotty, Fury, Hales, Lutz, Plunkett, and Ruderman.

     The Examining Committee of the Bank’s Board of Directors serves the same purposes that would be served by an audit committee. It reviews the Bank’s internal auditing and control procedures, and reviews and makes recommendations concerning internal accounting controls, financial reporting, and accounting policy. Its present members are Messrs. Lutz (Chairman), Plunkett, and Ruderman.

     The Compensation Committee of the Bank’s Board of Directors establishes and reviews the policies and standards for hiring employees and makes recommendations to the Bank’s Board concerning hiring, promotions and compensation policy. Its present members are Messrs. Ruderman (Chairman), Lutz, and Torsoe.

     The above Company and Bank committees meet as and when required, except for the Audit and Examining Committees which meet at least four times each year.

Executive Session Presiding Directors

     The Company has not named any Director to preside over executive sessions of non-management Director meetings. The committee Chairman provides leadership at such executive sessions for matters under the jurisdiction of their respective committees. Executive sessions of non-management Director meetings are held as and when required, and will be held at least two times each year. Two executive sessions of non-management Director meetings were held in 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

     Pursuant to Section 16(a) of the Exchange Act and the Rules issued thereunder, the Company’s Directors, executive officers, and certain designated officers (“Section 16 filers”) are required to file with the SEC reports of ownership and changes in ownership of Common Stock within two business days of any transaction required to be reported. Copies of such forms are required to be filed with the Company. Based solely on its review of copies of such reports furnished to the Company, the Company believes that all such reports have been timely filed except that Mr. Robert E. Blackburn, who has been designated a Section 16 filer but is not otherwise considered an executive officer, did not timely file required reports of option grants for the years 2001-2005. The late filings resulted from administrative error. The required Form 4 has been filed with the SEC, albeit late.

Compensation of Directors

     Each Director of the Company received $4,500 for each month served on the Company’s Board of Directors during 2005. In addition, each Director of the Bank received $500 for each month served on the Bank’s Board of Directors. Mr. Lutz, as Chairman of the Company’s Audit Committee and Director assigned with responsibility for the detailed review of the Company’s and Bank’s policies, received an additional Board fee of $3,000 per month. No other compensation is paid to Directors for serving on or attending meetings of the committees of the Company’s or Bank’s Board of Directors.

Director Stock Option Plan

     Under the Company’s 2005 Director Stock Option Plan, certain non-employee Directors receive annually, effective as of the close of each annual meeting of stockholders of the Company, a non-qualified option to purchase a fixed number of shares of Common Stock at an exercise price equal to the market value of such shares on the date of the grant. The number of shares subject to the option is based upon the number of years of service completed by the Director. After two years of service, the Director is entitled to an option covering 1,338 shares. Each additional year of service entitles the Director to an option covering an additional 1,338 shares, until the Director has completed fifteen years of service, after which the Director is entitled to annual options covering 24,915 shares.

     The options may not be exercised prior to the first anniversary of the date of grant and generally expire ten years after the date of grant. At December 31, 2005, there were 430,189 shares remaining to be granted under the 2005 Director Stock Option Plan.

Director Retirement Plan

     The non-employee Directors also participate in a Directors Retirement Plan. A non-employee Director who has served for a period of fifteen years is eligible to receive benefits under this plan. Vesting of benefits under the Director Retirement Plan is accelerated in the event of a change in control. Upon retirement, a non-employee Director shall be paid $2,000 per month for a period not to exceed ten years. In the event of death of a non-employee Director after commencement of retirement payments but prior to the conclusion of the ten year payment period, the payments shall be paid to his or her spouse at a rate of 50 percent of the retirement payment over the remaining term of the retirement payment period, or through the date of the spouse’s death if it occurs prior to completion of the payment period.

Alternatively, the retiree may choose a lump sum payment equivalent to the present value of $200,000 paid in equal monthly installments over the ten year period, discounted based on an interest rate equal to the average ten-year advance rate from the Federal Home Loan Bank for the thirty days prior to the election. The Director Retirement Plan is unfunded. Benefit cost for the Director Retirement Plan for the years ended December 31, 2005 and 2004 was approximately $143,000 and $134,000, respectively.

Board Determination of Independence of Non-Management Directors

     The Company has reviewed employment, officer, Director and other relationships of each of its non-management Directors for purposes of evaluating the independence of each Director of the Company for service on the Board. The Company has established certain criteria for its determination of independence and such criteria are included in the Company’s Corporate Governance Principles and Practices, which is available on the Company’s website, www.unionstate.com, and which is also discussed in detail below. Based on the criteria as established in the Corporate Governance Principles and Practices, the Company has affirmatively determined that each non-management Director, Michael H. Fury, Edward T. Lutz, Kevin J. Plunkett, Howard V. Ruderman, and Kenneth J. Torsoe, is sufficiently independent of the Company, and meets the independence standards established by the Company in accordance with New York Stock Exchange (“NYSE”) and SEC rules and regulations. Each of the Directors serving on the Company’s standing committees meets the foregoing standards of independence. In addition, Audit Committee members meet additional independence requirements as discussed elsewhere in this Proxy Statement.

Director Independence

     A. Purpose

     The Company believes that a combination of Directors who are executives of the Company, as well as Directors who are independent, provide an effective means to ensure the Board is well informed and understanding of business results, transactions, and strategic plans and goals. Consistent with SEC and NYSE rules, and the standards established by the Nominating/Corporate Governance Committee, the majority of the Board is comprised of independent Directors.

     B. Determination and Disclosure

     Directors must keep themselves free of conflicts of interest and avoid situations that give the appearance of conflicts. For the purposes of evaluating the independence of a Director, the Board considers the circumstances of each person. A Director may be determined to be independent only if the Director has no material relationship with the Company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the Company, and meets the further independence standards set forth below.

     The Board, through its Nominating/Corporate Governance Committee, will review all commercial and charitable relationships of Directors and make independence determinations on an annual basis, at the time the Board approves Director nominees for inclusion in the Proxy Statement, or at the time a Director joins the Board between annual meetings. The Board must make an affirmative determination as to the independence of each Director.

     C. Standards for Independence

     In connection with the Board's assessment of its independent Directors, the following categorical standards and criteria have been established for evaluating such determination:

     1. A Director will not be considered independent if, within the preceding three years:

a.	The Director, or any of his/her immediate family members, was employed by or held a position as an executive officer with the Company or any of its subsidiaries;

b.	The Director, or any of his/her immediate family members, received more than $100,000 per year in direct compensation or any consulting, advisory, or other compensation from the

Company, other than Director or committee fees and pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service;

c.	The Director, or any of his/her immediate family members, was affiliated with or employed by the Company's present or former internal or external auditor;

d.	The Director, or any of his/her family members, was employed (in the case of an immediate family member as an executive officer) by another company at a time when a Company executive officer served on that company's compensation committee;

     2. The relationship between the Company and an entity will be considered in determining a Director's independence where the Director serves as an officer of the entity or, in the case of a for-profit entity, where the Director is a general partner or owns more than five (5) percent of the entity.

     3. Generally, where a Director is an officer of a for-profit entity that is a client of the Company, whether as borrower, trading counterparty or otherwise, the financial relationship between the Company and the entity will not be deemed material to a Director's independence if:

a.	The relationship was entered into on terms substantially similar to those that would be offered to comparable counterparties in similar circumstances; and

b.	The termination of the relationship in the normal course of business would not reasonably be expected to have a material and adverse effect on the financial condition, results of operation or business of the borrower or other counterparty.

          However, the Board shall consider all relevant facts and circumstances when evaluating the materiality of such relationships.

     4. Ownership of twenty (20) percent or more of any equity security of the Company with voting rights will not automatically preclude a determination of independence. Rather, such percentage of ownership will require consideration and determination by the Board and the Nominating/Corporate Governance Committee in evaluating independence.

     5. A Director who is an executive officer or employee, or whose immediate family member is an executive officer or a partner, of a company (A) that accounts for a least two (2) percent or $1 million, whichever is greater, of the Company’s consolidated gross revenues, or (B) for which the Company accounts for at least two (2) percent or $1 million, whichever is greater, of such other company’s consolidated gross revenues, will not be deemed independent until three years after falling below such threshold.

     6. A Director will not be considered independent if the Director or his/her immediate family member is an executive officer, employee, Director, or trustee of a not-for-profit organization to which the Company, its affiliates or U.S.B. Foundation, Inc. makes payments in any year in excess of two (2) percent of either the Company’s or the organization’s consolidated gross annual revenues, or $1 million dollars, whichever is greater. The Nominating/Corporate Governance Committee will also administer standards concerning any charitable contribution to organizations otherwise associated with a Director or his/her family member. The Company shall be guided by the interest of the Company and its stockholders in determining whether and the extent to which it makes charitable contributions.

     7. The Company provides personal banking and other financial services to individuals in the ordinary course of business. The Sarbanes-Oxley Act of 2002 prohibits loans to Directors, as well as executive officers, except loans in the ordinary course of business and loans by an insured depository institution subject to Regulation O of the Board of Governors of the Federal Reserve System. Any loans to Directors will be made pursuant to the Sarbanes-Oxley Act of 2002 and related regulations. Generally, all such relationships in accordance with the foregoing provisions will not be deemed material for Director independence determinations unless a Director has an extension of credit that is on a non-accrual basis. However, the Board shall consider all relevant facts and circumstances when evaluating the materiality of such relationships.

     The foregoing standards comply with and supplement the NYSE independence standards.

     D. Current Directors

     Based on the criteria set forth herein, the Nominating/Corporate Governance Committee and the Board each affirmatively determined at its meeting on February 17, 2006 that each non-employee Director of the Company meets the above criteria for independence. In addition, all Directors that serve on the Compensation, Stock Option, and Nominating/Corporate Governance Committees are independent based on an evaluation using the above standards. At its meeting held on February 17, 2006, the Nominating/Corporate Governance Committee reaffirmed the independence, under the criteria stated above, of the non-employee Directors upon the nomination of Directors for election at the Meeting, and the Board reaffirmed such independence at its meeting held on February 17, 2006. In addition, the Audit Committee members each meet the foregoing criteria for independence, as well as the independence standards established by the SEC and NYSE specific to the Audit Committee. (See “Audit Committee Independence” below).

Audit Committee Independence

     The Audit Committee (the “Committee”) is composed of three Directors, each of whom the Board of Directors of the Company has affirmatively determined to be independent based on NYSE requirements, as well as SEC rules, including Rule 10A-3, and as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. No Audit Committee member receives directly or indirectly any fees whatsoever from the Company, other than Board fees, and no Audit Committee member is considered an affiliate of the Company for determination of independence purposes. No Audit Committee member serves on the Audit Committee of any other public company, except for Mr. Lutz who serves on the Hemagen Diagnostics, Inc. Audit Committee. Such service by Mr. Lutz has been approved by the Board of Directors.

Audit Committee Financial Expert

     The Company has designated Mr. Edward T. Lutz as an Audit Committee Financial Expert. As discussed above, Mr. Lutz is independent for purposes of Audit Committee service. The Board of Directors has carefully evaluated Mr. Lutz’s experience as both a bank regulator and investment banker, and has affirmatively determined that he has the qualifications and highest standards of personal and professional integrity to be designated as an Audit Committee Financial Expert under the rules and regulations as established by the SEC.

Audit Committee Report

     In accordance with its written Charter adopted by the Board of Directors, the Committee, which consists entirely of Directors who meet the independence and experience requirements of the NYSE and SEC, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from Deloitte & Touche LLP a formal written statement describing all relationships between Deloitte & Touche LLP and the Company that might bear on such firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with Deloitte & Touche LLP any relationships that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to Deloitte & Touche LLP’s independence. The Committee also discussed with management, the internal auditors and Deloitte & Touche LLP the quality and adequacy of the Company’s internal control and the internal audit function’s organization, responsibilities, budget, and staffing. The Committee reviewed with Deloitte & Touche LLP and the internal auditors their audit plan and scope.

     The Committee discussed and reviewed with Deloitte & Touche LLP all communications required by the NYSE and auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and as prescribed by the Public Company Accounting Oversight Board and, with and without management present, discussed and reviewed Deloitte & Touche LLP’s audit of the consolidated financial statements. The Committee also discussed the results of the internal audit examinations.

     The Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2005, with management and Deloitte & Touche LLP. Management has the responsibility for the preparation of the Company’s financial statements and Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, has the responsibility for the audit of those statements.

     Based on the above-mentioned review, and discussions with management and Deloitte & Touche LLP, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC. The Committee also recommended the reappointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and the Board of Directors concurred with such recommendation.

AUDIT COMMITTEE

Edward T. Lutz, Chairman Howard V. Ruderman Kenneth J. Torsoe

Director Nomination and Election Process

     The following describes the Company’s Director nomination and election process.

     Size

     The Board of Directors of the Company is currently composed of seven Directors. The Company’s preference is to maintain a smaller Board for the sake of efficiency. Two Directors are executive officers of the Company and thus are deemed not to be independent. The remaining five Directors are not employees of the Company. Each non-employee Director, after thorough inquiry and examination, has satisfied the independence requirements as set forth in the Company’s Corporate Governance Principles and Practices.

     Term

     Each Director is elected for a three year term. Each term is staggered so that not more than three Directors' terms expire in any one year. Upon the pending expiration of a Director’s term, the Director completing his or her term must notify the Nominating/Corporate Governance Committee if he or she will stand for re-election and/or has the ability to continue service.

     Nominating Meeting

     Each year before the Annual Meeting of Stockholders (generally held in May), and prior to the submission of the Company’s annual Proxy Statement (generally issued in April), the Nominating/Corporate Governance Committee will meet to consider nominations of candidates to fill any vacancies on the Board. The Board, in conjunction with the Nominating/Corporate Governance Committee, will first evaluate whether it is appropriate to nominate a Director completing his or her term for re-election. The Board and the Nominating/Corporate Governance Committee will then consider the nomination of candidates to fill any vacancies on the Board.

     Criteria

     The following criteria are used by the Board and Nominating/Corporate Governance Committee in evaluating the qualifications of individuals proposed and nominated for election and/or re-election to the Board:

o	Level of stock ownership in the Company.
o	Knowledge of Company operations and banking industry in general.
o	Knowledge of lending, particularly commercial lending.
o	Experience in retail and commercial banking.
o	Level of knowledge of financial matters.
o	Present or past business relationship(s) with the Company and/or its affiliates.
o	Present or past business relationship(s) between the individual’s immediate family member(s) and the Company and/or affiliates.
o	Level of involvement in communities in which the Company has business operations.
o	Integrity of the candidate.
o	Any other qualifications the Board deems to be significant, including, but not limited to, diversification.

     There are no specific, minimum qualifications or specific qualities or skills that the Board or the Nominating/Corporate Governance Committee requires to be possessed by any Director nominee. In identifying and evaluating Director nominees, the Nominating/Corporate Governance Committee considers the totality of the circumstances, and in particular, the criteria set forth above.

     Search Firms/Third Party Assistance

     Generally, it is the Company’s policy not to engage third parties in identifying potential Directors. Therefore, the Company does not incur costs associated with such third-party search firms or organizations.

     Stockholder Nominations

     The Nominating/Corporate Governance Committee will consider Director nominations from stockholders. Such nominations shall generally come from stockholders with a significant ownership interest in the Company. Nominations by stockholders will be considered if the stockholder or group of stockholders, individually or in the aggregate, beneficially own more than five percent (5%) of the Company’s voting common stock for at least one (1) year as of the date of the recommendation.

     The identification of the candidate and the stockholder, or the stockholder group, recommending the candidate, as well as the Nominating/Corporate Governance Committee’s decision to nominate the stockholder’s candidate, will be disclosed in the Company’s annual Proxy Statement.

     Stockholder nominations for Director must be received no later than the one hundred and twentieth (120th) calendar day before the anniversary of the date that the Company’s annual Proxy Statement was released to the stockholders in connection with the previous year’s Annual Meeting. Nominations should be sent to an Independent Director of the Company, Michael H. Fury – see Stockholder Communication Process on page 24 of this Proxy Statement. No recommendations for nominations of Directors have been received from any stockholder for the election of Directors at the Meeting.

Attendance at Last Year’s Annual Meeting of Stockholders

     Directors are encouraged, but not required, to attend the Annual Meeting of Stockholders. All of the Company’s Directors attended last year’s Annual Meeting of Stockholders.

OWNERSHIP OF SHARES BY MANAGEMENT

     The following table sets forth certain information as of March 31, 2006 regarding the amount of Common Stock beneficially owned by the Company’s Directors and Director nominees, the executive officers listed below under EXECUTIVE COMPENSATION and all Directors and executive officers as a group, including the officers that became executive officers after January 1, 2006:

Beneficial Owner*	Number of Shares and Nature of Beneficial Ownership**	Percent of Class

Raymond J. Crotty (a)	826,864	3.71
Michael H. Fury (b)	615,608	2.80
Thomas E. Hales (c)	4,403,336	18.94
Edward T. Lutz (d)	26,119	***
Kevin J. Plunkett (e)	94,236	***
Howard V. Ruderman (f)	1,277,247	5.82
Kenneth J. Torsoe (g) (h)	2,251,311	10.30
All Directors and executive officers as a group (11 individuals)	9,760,583	39.77

______________

*	No disclosure is provided for Steven T. Sabatini who ceased to be an executive officer prior to March 31, 2006.

**	The table shows all shares as to which each named beneficial owner possessed sole or shared voting or investment power as of the specified date, including shares held by, in the name of, or in trust for the spouse and dependent children of the named individual, and other relatives living in the same household, even if beneficial ownership of such shares has been disclaimed by the named individual. Unless otherwise indicated in the footnotes to this table, the named beneficial owner was the sole and exclusive owner of all listed shares as of the specified date. The table does not include that portion of the 1,737,004 shares of Common Stock owned by the KSOP as of March 31, 2006, of which Mr. Plunkett and Mr. Buonaiuto are trustees, except for the 114,121 and 321,694 shares held by the KSOP for the benefit of Mr. Crotty and Mr. Hales, respectively.

***	Less than 1.00% beneficial ownership in the Company.

(a)	Includes 206,327 shares owned by Mr. Crotty jointly with his wife, 506,416 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2006, and 114,121 shares allocated to Mr. Crotty under the KSOP.

(b)	Includes 150,726 shares owned by Mr. Fury as a joint tenant with his wife (deceased), 8,545 shares which he holds as trustee for his children, and 249,150 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2006.

(c)	Includes 645,911 shares owned by Mr. Hales jointly with his wife, 199,711 shares owned by his wife, 181,768 shares held by the Hales Family Foundation, Inc., 190,719 shares held by the Hales Family LLC, 1,497,353 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2006, and 321,694 shares allocated to Mr. Hales under the KSOP.

(d)	Includes 5,640 shares owned by Mr. Lutz jointly with his wife, 418 shares owned by his wife, and 20,061 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2006.

(e)	Includes 9,881 shares held by Mr. Plunkett’s wife, 162 shares held by Mr. Plunkett’s wife and mother jointly, and 65,523 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2006.

(f)	Includes 115,107 shares held by Mr. Ruderman’s wife and 199,320 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2006.

(g)	Includes 99,660 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 2006.

(h)	If shares owned by Harald R. Torsoe were included, the total would be 3,721,423 shares (17.03%). Harald R. Torsoe is the brother of Kenneth J. Torsoe. However, Kenneth J. Torsoe disclaims beneficial ownership of the shares owned by his brother.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

     The following table shows, for the fiscal years ended December 31, 2005, 2004, and 2003, the cash and certain other compensation paid to or earned by the Chief Executive Officer and the other executive officers of the Company who received salary and bonuses in excess of $100,000 for the 2005 fiscal year. The Bank, which is the principal subsidiary of the Company, has paid or accrued all of the cash compensation shown, except for Company Board fees.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards	All Other Compensation

Name and Principal Position(s)	Year	Salary (1) ($)	Bonus (2) ($)	Other Annual Compensation(3) ($)	Securities Underlying Options** (#)	(4) ($)

Thomas E. Hales	2005	$796,154	$1,991,520	--	162,959	$311,191
Chairman of the Board and Chief	2004	$795,000	$1,683,900	--	146,886	$313,767
Executive Officer; President	2003	$698,826	$1,757,280	--	153,886	$245,208
(through July 2005)

Raymond J. Crotty	2005	$225,000	$331,920	--	80,839	$104,703
President and Chief Operating	2004	$233,654	$280,650	--	59,108	$107,268
Officer (since July 2005);	2003	$225,000	$292,880	--	110,787	$111,048
Senior Executive Vice President
and Chief Credit Officer (2003 –
July 2005); Secretary (since
2004); Assistant Secretary (2003
and 2004)

Steven T. Sabatini	2005	$225,000	$331,920	--	69,300	$64,823
Former Senior Executive Vice	2004	$233,654	$280,650	--	123,042	$98,888
President, Chief Financial	2003	$225,000	$292,880	--	112,901	$95,858
Officer, and Assistant Secretary*

______________

*	Mr. Sabatini retired from all positions with the Company and the Bank on January 6, 2006.
**	Share amounts have been adjusted to reflect a five (5) percent stock dividend distributed on September 23, 2005 to stockholders of record on September 9, 2005.
(1)	Includes that portion of each named executive’s salary deferred pursuant to the KSOP, the Key Employees’ Supplemental Investment Plan (“KESIP”), and the Key Employees Supplemental Diversified Investment Plan (“KESDIP”) (but not amounts contributed for the named executives by the Company, which are included under “All Other Compensation”).
(2)	Reflects payments accrued for the indicated years under the Company’s Executive Incentive Bonus Plan and in accordance with each executive’s employment agreement.
(3)	The Company provides certain non-cash perquisites to its executive officers. These include use of a Company owned automobile and the payment of expenses related to memberships in social clubs used for business purposes. Management has determined that the aggregate value of the perquisites for each executive officer under “Other Annual Compensation” did not exceed the lesser of $50,000 or 10% of salary and bonus in each year.
(4)	Reflects annual contributions made for the account of each named executive to the KSOP ($10,422, $10,422, and $11,822 in 2005 for each of Mr. Hales, Mr. Crotty, and Mr. Sabatini, respectively), the KESIP ($62,064 and $5,663 in 2005 for Mr. Hales and Mr. Crotty, respectively), and the KESDIP ($62,064, $11,326, and $15,589 in 2005 for Mr. Hales, Mr. Crotty, and Mr. Sabatini, respectively), Company paid life insurance ($95,491, $10,242, and $7,862 in 2005 for Mr. Hales, Mr. Crotty, and Mr. Sabatini, respectively), and supplemental medical insurance ($21,150, $7,050, and $7,050 in 2005 for Mr. Hales, Mr. Crotty, and

Mr. Sabatini, respectively), and Director fees paid to the executives ($60,000 in 2005 for each of Mr. Hales and Mr. Crotty, and $22,500 in 2005 for Mr. Sabatini).

Option Grants in 2005

     The following table presents the options granted to each of the executive officers named in the Summary Compensation Table in 2005. The options referred to below were granted under the Company’s 2001 Employee Stock Option Plan.

Individual Grants

Name	Number of securities underlying option granted (1) (#)	Percent of total options granted to employees in fiscal year	Exercise price ($/Sh)	Grant Date	Expiration Date	Potential realizable value at assumed annual rates of stock price appreciation for option term (2)
						5% ($)	10% ($)

Thomas E. Hales (3)	4,156	0.97%	$24.06	3/14/05	3/14/10	$27,626	$61,047
Thomas E. Hales (3)	877	0.20%	$21.87	3/14/05	3/14/15	$12,062	$30,568
Thomas E. Hales	157,926	36.72%	$19.29	5/3/05	5/3/15	$1,915,860	$4,855,165
Raymond J. Crotty (3)	4,356	1.01%	$22.95	2/4/05	2/4/15	$62,871	$159,327
Raymond J. Crotty (3)	19,975	4.64%	$19.29	5/3/05	5/3/15	$242,324	$614,097
Raymond J. Crotty	53,389	12.41%	$19.29	5/3/05	5/3/15	$647,682	$1,641,354
Raymond J. Crotty (3) (4)	3,119	0.73%	$22.26	9/26/05	9/26/15	$43,663	$110,652
Steven T. Sabatini (3) (5)	4,470	1.04%	$22.37	2/7/05	2/7/15	$62,886	$159,365
Steven T. Sabatini (3) (5)	64,830	15.07%	$22.37	2/7/05	2/7/15	$912,053	$2,311,320

______________

(1)	Each of the options included in the above table vests 50% after a term of three months and 100% after a term of six months.
(2)	The dollar gains under these columns result from calculations assuming 5% and 10% annual growth rates as set by the SEC and are not intended to forecast future price appreciation of the Common Stock over the option term, which is ten years (five years in the case of Mr. Hales’ incentive stock options). The gains reflect a future value based upon annual growth at these prescribed rates.
(3)	These options were issued under a reload provision in each Executive’s employment agreement. Mr. Hales’s and Mr. Crotty’s employment agreement, and Mr. Sabatini’s employment agreement that was in effect until April 18, 2005, contain a stock option reload feature. The reload feature entitles the Executive to receive options to purchase Common Stock for the number of shares tendered on exercise of stock options awarded under the Company’s Employee Stock Option Plan.
(4)	These options were granted under the Company’s 2005 Employee Stock Option Plan.
(5)	These options expired unexercised 90 days after Mr. Sabatini’s retirement.

Aggregate Option Exercises in 2005 and December 31, 2005 Fiscal Year End Option Values

     The following table presents the number and value of options exercised during 2005 and unexercised options held at December 31, 2005 by each of the executive officers named in the Summary Compensation Table.

Name	Shares acquired on exercise (#)	Value realized ($)	Number of securities underlying options at year-end (#)		Value of unexercised in-the-money options at year-end ($)*
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas E. Hales	31,654	$224,007	1,497,353	--	$12,211,776	--
Raymond J. Crotty	92,693	$1,435,873	521,677	1,560	$3,889,484	--
Steven T. Sabatini	371,754	$2,210,425	69,300	--	--	--

*	Difference between the market value per share of the Common Stock at December 31, 2005 ($21.66) and the option exercise price, multiplied by the number of shares covered by the options.

Employment Agreements

     At December 31, 2005, the Company and the Bank were committed under employment agreements with Mr. Hales and Mr. Crotty, and a letter agreement with Mr. Sabatini requiring: (i) annual salaries of $810,000 (subject to minimum annual increases of $30,000), $225,000, and $225,000, respectively; (ii) minimum annual bonus payments equal to six, one and one percent of net income of the Company under the Executive Incentive Bonus Plan, respectively; (iii) annual stock option grants of 142,370 shares and 53,389 shares for Mr. Hales and Mr. Crotty, respectively, which contain certain reload features; (iv) maintenance of certain disability and life insurance policies; (v) the executives’ participation in generally applicable terms and conditions in all compensation and employee benefit plans covering employees of the Company or the Bank; and (vi) customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. Mr. Hales’ employment agreement is for a five-year term, expiring November 16, 2008, and the employment agreement for Mr. Crotty is for a three-year term, expiring July 28, 2007. Mr. Sabatini retired from the Company and the Bank effective January 6, 2006, and effective as of such date, the Company and the Bank had no further obligations under his letter agreement, except for certain insurance and indemnification provisions that survive the agreement.

     Mr. Hales and Mr. Crotty are entitled to certain severance payments and benefits in the event of discharge without cause or death during the employment term or voluntary resignation during the employment term within 90 days following: loss of title, office or membership on the Board of Directors; material reduction in duties, functions or responsibilities which is not cured within 30 days following notice; or material breach of contract (including reduction in base salary and any change in the terms and conditions of compensation or benefits that has a material adverse effect on the aggregate value of the executive’s compensation package) which is not cured within 30 days following notice. Such payments include: (i) continued insurance benefits for the remaining employment term; (ii) a lump sum payment (or, at the election of the executive, monthly payments over a period of three to five years) equal to the estimated present value of the executive’s salary (a) for Mr. Hales, for the remaining employment term and (b) for Mr. Crotty, for one year, in each case at the highest annual salary paid prior to the date of termination; (iii) a lump sum payment (or, at the election of the executive, monthly payments over a period of three to five years) equal to the estimated present value of all payments that would have been made to the executive under all cash bonus and short and long-term incentive compensation plans for the remaining employment term; (iv) a lump sum supplemental pension payment (or, at the election of the executive, monthly payments over a period of three to five years) equal to the present value of employer contributions that would have been made to all defined contribution plans during the remaining employment term; (v) at the election of the Company or the Bank, a lump sum payment in an amount equal to the spread of any options or stock appreciation rights held by the executive or the value of any restricted stock held by the executive in exchange for such options or restricted stock; and (vi) title to the car provided to the executive by the Company.

     In the event of a change in control, Mr. Hales and Mr. Crotty are also entitled to the severance benefits set forth above upon a termination of employment under any of the circumstances set forth above or certain other circumstances, including voluntary resignation. Such severance benefits will be calculated as if each of the executives has three years remaining in the employment term and Mr. Crotty will be entitled to his salary severance payment based on a multiple of three (rather than one).

     If the Company or the Bank experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements with Mr. Hales and Mr. Crotty, the Company or the Bank would reimburse the executive for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive would retain approximately the same net after-tax amounts under the employment agreement that he would have retained if there was no 20% excise tax. The effect of this provision is that the Company and/or the Bank, rather than the executive, bears the financial cost of the excise tax. Neither the Company nor the Bank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended December 31, 2005, Messrs. Ruderman (Chairman), Lutz, and Torsoe, served on the Compensation Committee. There were no interlocks, as defined under the rules and regulations of the SEC, between members of the Compensation Committee or executive officers of the Company and corporations with which such persons are affiliated.

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Company’s Compensation Committee on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE COMPANY’S COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

     The proxy statement rules of the SEC require a report from the Compensation Committee of the Board of Directors, which discusses the compensation policies for executive officers and the Compensation Committee’s rationale for compensation paid to the Chief Executive Officer. All of the compensation (other than stock options and Company Board fees) paid to the Company’s executive officers is paid to them by the Bank. Decisions concerning the Chief Executive Officer’s compensation and guidelines for the compensation of the other executive officers are made by the Compensation Committees of the Company’s and the Bank’s Board of Directors and/or the full Boards. The following report is submitted by the Company’s Compensation Committee. All references to the Company’s executive officers include the Chief Executive Officer.

Compensation Policies for Executive Officers

     The Compensation Committee’s executive compensation policy is designed to provide competitive levels of compensation that align compensation with the Company’s annual and long-term performance goals, reward good performance at the Company and Bank levels, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. A significant portion of an executive officer’s compensation is performance-related, and, therefore, actual compensation levels vary from year to year and in any particular year may be above or below those of the Company’s competitors.

     The Compensation Committee also believes that stock ownership by management is beneficial in aligning the interests of management and the Company’s stockholders. Accordingly, the Compensation Committee has also relied upon stock-based compensation arrangements in compensating executive officers.

Relationship of Company’s Performance to Compensation

     Compensation paid to the executive officers for 2005 consisted primarily of salary, annual bonus under the Company’s Executive Incentive Bonus Plan, and awards of stock options under the Company’s Employee Stock Option Plans as specified in each executive’s employment agreement. While each executive officer’s employment agreement is determined on the basis of the individual’s responsibilities and a comparison with salaries paid by competitors of the Company, the primary components of executive compensation are directly related to Company and Bank performance.

Annual Bonus Arrangements

     Corporate performance determines the aggregate amount of annual bonuses, if any, awarded to the executive officers under the Executive Incentive Bonus Plan. In determining the aggregate percent of consolidated net income after taxes that is awarded as bonuses in accordance with each executive’s employment agreement (as negotiated upon execution or renewal) and paid under the Executive Incentive Bonus Plan, the Compensation Committee considers the financial performance of the Company in comparison to the Company’s business plan with particular emphasis on net income, return on average common equity, return on average assets and expense to revenue ratios over a representative period of time. The Compensation Committee also considers certain measures of asset quality, including net charge-offs and the level of nonperforming loans, and other specific items such as capital ratios that the Board may have identified as being priorities.

     Certain subjective factors, such as the achievement of qualitative goals relating to customers and employees, and the historic level of bonus payments at competing organizations in light of their relative performance, are also considered.

     In addition, the executive’s length of service, contribution to the growth and profitability of the Company, and increase in market capitalization and stock performance over a representative period of time are considered. In particular, the Compensation Committee considered the increase in the market capitalization of the Company during the executive’s period of service, in the case of Mr. Hales and Mr. Crotty, from approximately $20 million in 1983, and in the case of Mr. Sabatini from approximately $60 million in 1994, to the current market capitalization of the Company of approximately $499 million as of March 31, 2006.

     After the Compensation Committee’s evaluation of overall corporate performance, the individual performance of each of the executive officers is evaluated in light of the factors described above that are relevant to the officer’s responsibilities, in determining the executive’s overall compensation. Also considered is the proximity of the Company to New York City, for which the demand and compensation for executives is significant.

     In evaluating each executive’s compensation for 2005, the Compensation Committee took into account financial performance. For the year ended December 31, 2005, net income was $33.2 million compared to $28.1 million for the year ended December 31, 2004, an increase of 18.3 percent. Diluted earnings per common share was $1.48 for the year ended December 31, 2005, compared to $1.25 in the prior year period, an increase of 18.4 percent. The Company’s net income for the year ended December 31, 2005 resulted in a 17.15 percent return on average common stockholders’ equity and 1.19 percent return on average total assets, as compared to 16.13 percent and 0.96 percent, respectively, for the prior year period.

     Net income increased, as compared to the prior year period, primarily due to an increase in net interest income of $6.4 million, a significant decrease in the provision for credit losses of $3.1 million, gains on sales of loans and a decrease in the effective rate for the provision for income taxes. The increases in net income and diluted earnings per common share were partially offset by a decrease in non-interest income and an increase in non-interest expenses, as compared to the 2004 period, as well as gains on securities transactions of $1.2 million in 2004. There were no gains on securities transactions for the 2005 period.

     Cash incentives are a function of net income; therefore, the increase in net income in 2005, as compared to 2004, was reflected in higher incentive compensation payments.

Long-Term Incentive Plan Arrangements

     The long-term incentive component of executive officers’ compensation for 2005 consists of awards of stock options under the Company’s Employee Stock Option Plans (the “Plans”). The Plans are designed to link rewards for executive officers and other key personnel to increases in stockholder value, foster share ownership by the Company’s executives, and enable the Company to retain and attract key employees with superior management skills. Awards under the Plans and in accordance with each executive’s employment agreement, as applicable, consider performance in the current year and over a representative period of time as measured by the factors described above under the caption “Annual Bonus Arrangements,” and the Company’s progress toward meeting longer-term objectives, emphasizing profitability and capital strength. The options granted to Mr. Hales, Mr. Crotty, and Mr. Sabatini in 2005, shown under the caption “Long-Term Compensation” in the Summary Compensation Table, reflect their high level of individual performance and the Compensation Committee’s view of the importance of their role in determining the future success of the Company. The actual size of any stock option gains Mr. Hales, Mr. Crotty, and Mr. Sabatini, and other executives will realize depends solely on the future performance of the Common Stock.

Peer Group Evaluation

     In 2005, the Company retained the firm of SNL Financial, L.C. that has specialists in executive compensation to prepare a report of the Company's executive compensation as compared to a peer group for the year 2004, and the Company’s performance as compared to a peer group for the years ended December 31, 2004 and 2003, the latest periods all such data was publicly available. The Compensation Committee considered the information included in this report in determining the reasonableness of executive compensation for its executives. The Compensation Committee anticipates that it will repeat this review in 2006 when statistical information for 2005 is available.

******

     Based on the evaluation of executive compensation as described above, it is the conclusion of the Compensation Committee that executive compensation is reasonable based on the performance of the Company.

     The Compensation Committee also believes that the programs described above provide compensation that is competitive with the levels paid by other major corporations, effectively link executive and stockholder interests through performance and equity based plans, and is structured to provide incentives that are consistent with the long-term investment horizons which characterize the business in which the Company is engaged.

COMPENSATION COMMITTEE

Howard V. Ruderman, Chairman Edward T. Lutz Kenneth J. Torsoe

PERFORMANCE GRAPH

     The following graph provides a comparison of the annual percentage changes in the cumulative total stockholder return on the Common Stock with that of a Peer Group and the Russell 2000 Market Value Index (“Russell 2000 Index”) for the five-year period ended December 31, 2005. The comparison assumes that $100 was invested on December 31, 2000 in the Common Stock and in each of the foregoing indices and assumes the reinvestment of all dividends.

Comparison of Five-Year Cumulative Total Return
Among the Company, a Peer Group, and Russell 2000 Index

Total Return Performance
U.S.B. Holding Co., Inc.
Russell 2000
U.S.B. Holding Peer Group*
Index Value
300
250
200
150
100
50
0
12/31/00
12/31/01
12/31/02
12/31/03
12/31/04
12/31/05

	Period Ending

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

U.S.B. Holding Co., Inc.	100.00	137.45	162.15	190.69	262.22	245.42
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
U.S.B. Holding Peer Group*	100.00	128.18	156.62	207.69	251.41	222.64

*	U.S.B. Holding Peer Group - $2.0 billion - $5.0 billion Bank Index. This U.S.B. Holding Peer Group is a market-capitalization-weighted stock index combining price information from 11 banking institutions in New York, New Jersey, and Pennsylvania with an asset size of at least $2.0 billion to $5.0 billion as of December 31, 2005, excluding the Company. The banking institutions included are: Community Bank System, Inc., National Penn Bancshares, Inc., NBT Bancorp Inc., Signature Bank, Sun Bancorp, Inc., Harleysville National Corporation, S&T Bancorp, Inc., Yardville National Bancorp, Sterling Financial Corporation, Financial Institutions, Inc., and Lakeland Bancorp, Incorporated.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     During 2005, some of the Directors and executive officers of the Company (and members of their immediate families and corporations, organizations, trusts and estates with which these individuals are associated) were indebted to the Bank in amounts in excess of $60,000. However, all such loans, which did not exceed a total of $1,292,000 (or approximately 0.63% of stockholders’ equity at February 28, 2006) at any one time during 2005, were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons, and no such loan is classified at present as a non-accrual, past due, restructured or potential problem loan.

     Outside of normal customer relationships, none of the Directors, executive officers or 5% stockholders of the Company (or members of their immediate families) presently maintains, directly or indirectly, any significant business or personal relationship with the Company or the Bank, other than such as might arise by virtue of his position with, or ownership interest in, the Company, except as follows: Kevin J. Plunkett is a partner in the law firm of Thacher Proffitt & Wood LLP, which was employed by the Company and the Bank during 2005, and Thacher Proffitt & Wood LLP received approximately $57,000 for services rendered and related out-of-pocket disbursements. This law firm also represented the Bank for loan closings for which additional fees of approximately $527,000 were paid by customers of the Bank during 2005. Mr. Plunkett does not have a direct business relationship with the Company or the Bank. Mr. Michael H. Fury is a partner in the law firm of Fury, Kennedy & Griffin, which firm represented the Bank for loan closings for which fees of approximately $19,000 were paid by customers of the Bank during 2005.

     Charitable Contributions

     The Company reviews annually contributions made to any not-for-profit or other charitable organizations on which the Company’s Directors serve as an officer or director or in any other executive capacity. Based on such review, the Company has not made any contributions to any not-for-profit or other charitable organizations for which any Director has any involvement as previously described for which such contribution exceeds more than two (2) percent of such organization’s gross consolidated annual revenues or two (2) percent of the Company’s gross consolidated annual revenues.

     Corporate Governance Principles and Practices

     As previously noted, the Company has established Corporate Governance Principles and Practices to guide the Company and its Board with respect to overall corporate governance matters. The Corporate Governance Principles and Practices, as well as Charters for each of the Company’s Board committees: Audit Committee, Stock Option Committee, Compensation Committee, and Nominating/Corporate Governance Committee, are available on the Company’s website at www.unionstate.com. A copy of such documents will be provided to any stockholder upon request.

     Code of Business Conduct and Ethics

     The Company has a Code of Business Conduct and Ethics applicable to all employees. In addition, the Company has established a Code of Ethics specific to Financial Officers of the Company and the Chief Executive Officer. Each of these Codes of Ethics is available on the Company's website at www.unionstate.com, and copies will be provided to any stockholder upon request.

     Chief Executive Officer's Certification to the New York Stock Exchange

     In 2005, the Company submitted a Section 12(a) CEO Certification to the NYSE. In addition, the Company filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC, a Certification of the Chief Executive Officer and a Certification of the Chief Financial Officer pursuant to 18 U.S.C. SECTION 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. The Chief Executive Officer will provide a certification to the NYSE that he is not aware of any violation by the Company of NYSE Corporate Governance Listing Standards within 30 days after the date of the Meeting.

ITEM 2: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     On recommendation of the Audit and Examining Committees of the Company and the Bank, respectively, the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the Company and the Bank for the year ending December 31, 2006. The relationship with Deloitte & Touche LLP as the independent registered public accounting firm of the Company began in 1980. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions. The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2006 at the Meeting.

Principal Accounting Firm: Fees and Policy

     Set forth below is a summary of the fees paid by the Company for the years ended December 31, 2005 and December 31, 2004 to the Company’s principal accounting firm, Deloitte & Touche LLP:

Fees	December 31, 2005	December 31, 2004

Audit Fees	$495,000	$424,500
Audit-Related Fees	$29,900	$27,400
Tax Fees (a) (c)	$34,750	$36,400
All Other Fees (b) (c)	—	$44,220

(a)	Services under the caption Tax Fees consisted principally of corporate compliance and consulting tax services.
(b)	Services under the caption All Other Fees consisted principally of various due diligence and compliance-related services.
(c)	Non audit services approved by the Audit Committee approximated 6.2 percent and 15.1 percent of all fees paid to the Company’s principal accounting firm in 2005 and 2004, respectively.

     Deloitte & Touche LLP did not render any services related to financial information systems design and implementation during fiscal years 2005 and 2004.

     Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm appointed to conduct the Company’s audit. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

     Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

     1. Audit services include work performed in the audit of financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, attest services, and consultation regarding financial accounting and/or reporting standards.

     2. Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

     3. Tax services include all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

     4. Other Fees are those associated with services not captured in the other categories.

     Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval as outlined above, it will require specific pre-approval by the Audit Committee.

STOCKHOLDER COMMUNICATION PROCESS

     Stockholders may communicate with the Company’s Board of Directors by sending a letter, e-mail, or other written communication to an Independent Director of the Company, Michael H. Fury, at:

Michael H. Fury, Director C/O Robert E. Blackburn, Esq. General Counsel U.S.B. Holding Co., Inc. 100 Dutch Hill Road Orangeburg, New York 10962 (845) 365-4600 Email: rblackburn@unionstate.com

     The above-named Independent Director of the Company will receive and review each communication sent to the Company’s Board of Directors. Upon reviewing each communication, the Independent Director will promptly forward the communication(s) or items received to the Nominating/Corporate Governance Committee, which will evaluate each communication and direct such communication to the Board or individual Director(s) as circumstances may dictate. Communications deemed to be frivolous or irrelevant by the Nominating/Corporate Governance Committee will not be forwarded to the Board or any individual Director. A file of each communication received by the named Independent Director of the Company and any response thereto shall be maintained in the corporate records of the Company.

OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters as directed by the Board.

STOCKHOLDER PROPOSALS

     Stockholders interested in submitting a proposal for inclusion in the Company’s proxy materials for the Annual Meeting of Stockholders in 2007 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by the Company’s Corporate Secretary no later than December 29, 2006.

Date: April 28, 2006
By order of the Board of Directors

Raymond J. Crotty President, Chief Operating Officer, and Secretary

THIS PROXY IS REVOCABLE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR MANAGEMENT’S NOMINEES FOR THE DIRECTORS BELOW AND FOR RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

						FOR	AGAINST	ABSTAIN
1.	Election of three (3) directors, constituting Class III members of the Board of Directors, to a three-year term of office.	VOTE FOR all nominees (except as marked to the contrary)	VOTE WITHHELD for all nominees	2.	The ratification of the appointment of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for the audit of the Company’s consolidated financial statements for the year ending December 31, 2006.	☐	☐	☐
	01 Raymond J. Crotty 02 Michael H. Fury 03 Thomas E. Hales	☐	☐
				The persons named as proxies herein will vote the shares represented by this proxy as directed by the Board of Directors of the Company upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Company is not currently aware of any other business that may come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 28, 2006, attached thereto.
(Instruction: To withhold authority to vote for one or more nominee(s), write the name(s) of the nominee(s) in the space provided below.)

Signature ________________________________ Signature ________________________________ Date ________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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on May 23, 2006.

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as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ubh Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

Revocable Proxy
U.S.B. HOLDING CO., INC.
100 Dutch Hill Road
Orangeburg, New York 10962

2006 Annual Meeting of Stockholders

     This Proxy is solicited by the Board of Directors of U.S.B. Holding Co., Inc., a Delaware corporation (the “Company”). The undersigned stockholder(s) of the Company hereby appoints Robert E. Blackburn and Michael A. Tedesco, and each of them, attorneys and proxies with full power of substitution and revocation, and hereby authorize them/him, to represent and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of its stockholders to be held at the Holiday Inn, 3 Executive Boulevard, Suffern, New York 10901, on Wednesday, May 24, 2006, at 10:00 a.m. (local time), and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present, as specified on the reverse side.

     This Proxy also delegates discretionary authority with respect to any other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

See Voting Instructions on Reverse Side

Address Change/Comments (Mark the corresponding box on the reverse side)

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